Exhibit 4.15
EXECTION VERSION

NATIONSTAR AGENCY ADVANCE FUNDING TRUST,
as Issuer,
THE BANK OF NEW YORK MELLON,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary,
and
BARCLAYS BANK PLC,
as Administrative Agent and
as sole Noteholder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes
__________
AMENDMENT NO. 1
dated as of May 21, 2013
to the
SERIES 2013-VF1 INDENTURE SUPPLEMENT
dated as of January 31, 2013
to the
FOURTH AMENDED AND RESTATED INDENTURE,
dated as of January 31, 2013
__________
NATIONSTAR AGENCY ADVANCE FUNDING TRUST, ADVANCE RECEIVABLES BACKED NOTES, SERIES 2013-VF1

AMENDMENT NO. 1 TO SERIES 2013-VF1 INDENTURE SUPPLEMENT

This Amendment No. 1, dated as of May 21, 2013 (this “Amendment”), to the Series 2013-VF1 Indenture Supplement, dated as of January 31, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture Supplement”) to that certain Fourth Amended and Restated Indenture, dated as of January 31, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), is entered into by and among NATIONSTAR AGENCY ADVANCE FUNDING TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”), and as securities intermediary (the “Securities Intermediary”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Nationstar”), and BARCLAYS BANK PLC (“Barclays”), a public limited company formed under the laws of England and Wales, as administrative agent (“Administrative Agent”), and Barclays, as sole Holder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes (collectively, the “Notes”) issued pursuant to the Indenture Supplement (in such capacity, the “Noteholder”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Indenture or the Indenture Supplement, as applicable.
WHEREAS, Section 12.2 of the Indenture provides, among other things, that subject to the terms and provisions of each Indenture Supplement with respect to any amendment of such Indenture Supplement, the parties to the Indenture may at any time enter into an amendment to the Indenture, including any Indenture Supplement, with prior notice to the Note Rating Agency and the consent of Noteholders of more than 50% (by Class Invested Amount) of each Series or Class of Notes affected by such amendment of the Indenture, including any Indenture Supplement, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture, of modifying in any manner the rights of the Holders of the Notes of each such Series or Class under the Indenture or any Indenture Supplement, upon delivery of an Issuer Tax Opinion and, pursuant to Section 12.3 of the Indenture, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”); provided, however, that no such amendment will modify any of the enumerated provisions set forth in Section 12.2 without the consent of the Noteholder of each Outstanding Note affected thereby;
WHEREAS, the parties hereto desire to amend the Indenture Supplement as described below;
WHEREAS, this Amendment is not effective until the execution and delivery of this Amendment by the parties hereto and the delivery of the Issuer Tax Opinion and the Authorization Opinion;
WHEREAS, the Noteholder owns 100% of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-

VF1 Variable Funding Notes, which are the only Outstanding Notes issued pursuant to the Indenture Supplement; and
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Amendment.

(a)Section 2 of the Indenture Supplement is hereby amended by adding the following defined terms as they should appear in alphabetical order:

““Specified Indebtedness” means accounts payable or other liabilities of Nationstar or any of its Subsidiaries arising in connection with the obligation of Nationstar to purchase servicing advance reimbursement rights and deferred servicing fees from Bank of America, N.A. in connection with the transaction agreed upon on or about January 6, 2013 between Nationstar and Bank of America, N.A. for Nationstar's acquisition of approximately $215 billion of residential mortgage servicing rights and certain other assets from Bank of America, N.A.
“Specified Indebtedness Amount” means, as of any time prior to January 1, 2014, an amount equal to the amount of any Specified Indebtedness on such date.
“Total Net Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt) and minus (iii) the Specified Indebtedness Amount.”
(b)Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Maximum VFN Principal Balance” in its entirety and replacing it with the following:

““Maximum VFN Principal Balance” means, (i) for Class A-VF1, $796,377,000.00, (ii) for Class B-VF1, $49,134,000.00, (iii) for Class C-VF1, $26,755,500.00, and (iv) for Class D-VF1, $27,733,500.00 or, in the case of each such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.”
(c)Section 2 of the Indenture Supplement is hereby amended by deleting subsection (viii) of the definition of “Target Amortization Event” in its entirety and replacing it with the following:

“(viii) (A) at any time prior to January 1, 2014 when any Specified Indebtedness is outstanding, the Servicer's Total Indebtedness to Tangible Net Worth exceeds 15:1 or the     Servicer's Total Net Indebtedness to Tangible Net Worth exceeds 12:1, or (B) at any other time, the ratio of the Servicer's Total Indebtedness to Tangible Net Worth exceeds 12:1;”

(d)Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Total Indebtedness” in its entirety and replacing it with the following:

““Total Indebtedness” means, with respect to any Person, for any period, (i) the     aggregate Indebtedness of such person and its Subsidiaries during such period minus (ii)     the amount of any non-recourse debt (including any securitization debt).”

Section 2.	Noteholder Consent.

In its capacity as Note Registrar, the Indenture Trustee confirms that the Note Register reflects Barclays Bank PLC as the sole Noteholder of all Notes currently Outstanding under the Indenture Supplement. Such Noteholder's consent to the terms of this Amendment is evidenced by its signature hereto.

Section 3.	Conditions to Effectiveness of this Amendment.

This Amendment shall become effective on the date (the “Effective Date”) upon the latest to occur of the following:
(a)the execution and delivery of this Amendment by all parties hereto;

(b)prior notice to the Note Rating Agency;

(c)the delivery of an Issuer Tax Opinion; and

(d)the delivery of an Opinion of Counsel stating that the execution of this Amendment is authorized by the Indenture and all conditions precedent have been satisfied.

Section 4.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture Supplement and the Indenture shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. This Amendment shall become effective on the Effective Date and shall not be effective for any period prior to the Effective Date. After this Amendment becomes effective, all references in the Indenture Supplement or the Indenture to “this Indenture Supplement,” “this Indenture,” “hereof,” “herein” or words of similar effect referring to such Indenture Supplement and Indenture shall be deemed to be references to the Indenture Supplement or the Indenture, as applicable, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture Supplement or the Indenture other than as set forth herein. This Amendment shall constitute an Act of each of the holders of the Series 2013-VF1 Notes.

Section 5.Representations and Warranties. Barclays hereby represents and warrants that as of the date hereof (i) it is the sole Noteholder of each of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes, (ii) it is duly authorized to deliver this certification to the Indenture Trustee, (iii) such power has not been granted or assigned to any other Person, and (iv) the Indenture Trustee may conclusively rely upon this certification.

Section 6.Entire Agreement. The Indenture and the Indenture Supplement, as amended by this Amendment, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 7.Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

Section 8.Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Indenture or any provision hereof or thereof.

Section 9.GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 10.Recitals. The statements contained in the recitals to this Amendment shall be taken as the statements of the Issuer, and the Indenture Trustee (in each capacity) assumes no responsibility for their correctness. The Indenture Trustee makes no representation as to the validity or sufficiency of this Amendment (except as may be made with respect to the validity of its own obligations hereunder). In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Indenture and the Indenture Supplement relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.

Section 11.Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall

Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment.

Section 12.Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile or other electronic transmission, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
NATIONSTAR AGENCY ADVANCE FUNDING TRUST, as Issuer
By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee
By: /s/ Yvette L. Howell
Name: Yvette L. Howell
Title: Assistant Vice President

[Amendment No. 1 to the Series 2013-VFI Indenture Supplement]

THE BANK OF NEW YORK MELLON, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity
By: /s/ Leslie Morales
Name: Leslie Morales
Title: Vice President

[Amendment No. 1 to the Series 2013-VFI Indenture Supplement]

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer
By: /s/ Amar Patel
Name: Amar Patel
Title: Executive Vice President

[Amendment No. 1 to the Series 2013-VFI Indenture Supplement]

BARCLAYS BANK PLC, as Administrative Agent
By: /s/ Joseph O'Doherty
Name: Joseph O'Doherty
Title: Managing Director

[Amendment No. 1 to the Series 2013-VFI Indenture Supplement]

BARCLAYS BANK PLC,

as sole Holder of the Nationstar Agency Advance Funding Trust, Advance Receivables Backed Notes, Series 2013-VF1 Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes

By: /s/ Joseph O'Doherty

Name: Joseph O'Doherty

Title: Managing Director

[Amendment No. 1 to the Series 2013-VFI Indenture Supplement]